Exhibit 99.1

bebe stores, inc.
Announces Second Quarter 2015 Financial Results

Second quarter comparable store sales from continuing operations increased 8%
Second quarter results from continuing operations were break-even
Non-GAAP second quarter adjusted net income per share from continuing operations was $0.02

BRISBANE, CA. - February 5, 2015 - bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the second quarter ended January 3, 2015.

Jim Wiggett, Chief Executive Officer said, “We saw meaningful improvement in our results during the second quarter.  Our comparable store sales increased 8%, driven by strong sell through of our merchandise across all regions. We also delivered gross margin expansion resulting from a higher percentage of full price sales compared to last year, which also contributed to the improved earnings performance. Importantly, we ended the quarter with clean inventory levels and a compelling merchandise assortment that we believe will help to drive continued momentum for the company. We are encouraged by the recent performance in our business and will continue to focus on making ongoing enhancements to our product offering, merchandising stores by lifestyle, broadening the bebe brand appeal, and maintaining a compelling fashion/value equation for our customers. Our top priorities remain to drive improved results in both sales and gross margin, as well as to preserve cash, and we believe that we are headed in the right strategic direction to achieve these objectives.”

For the second quarter of fiscal 2015:

Net sales from continuing operations increased 4.6% to $128.9 million, as compared to $123.3 million in the second quarter of fiscal 2014. Comparable store sales from continuing operations for the quarter ended January 3, 2015, increased 8.0% compared to a decrease of 2.6% in the same period of the prior year. The growth was primarily driven by increased Average Unit Retail resulting from improved full price sell-through of our fall and holiday product offerings in both the bebe and outlet businesses. Comparable store sales increased sequentially compared to the first quarter of fiscal 2015, marking the second consecutive quarter of positive comparable store sales for the Company.

Gross margin from continuing operations as a percentage of net sales improved to 37.2% compared to 34.1% in the second quarter of fiscal 2014. The increase in margin primarily reflects fewer markdowns on merchandise sold during the quarter at bebe, partially offset by increased promotions of aged product in bebe outlet stores and on flash sale site. The Company also saw sequential improvement from the first quarter of 2015.

SG&A expenses from continuing operations were $47.8 million, or 37.1% of net sales, compared to $46.5 million or 37.7% of net sales for the same period in the prior year. SG&A for the second quarter was impacted by $1.4 million of costs including severance expense, cyber breach related costs and store impairment and closure charges.

Net loss and loss per share from continuing operations for the second quarter of fiscal 2015 were breakeven based on 79.6 million shares outstanding, compared to a net loss of $4.4 million, or $0.06 per share, based on 79.1 million shares outstanding for the same period of the prior year. Included in loss from continuing operations for the second quarter of fiscal 2015 were the aforementioned $1.4 million costs including severance expense, cyber breach related costs and store impairment and closure charges. Excluding the impact of these charges, net income from continuing operations was $1.4 million, or $0.02 per share, for the second quarter of fiscal 2015 (a reconciliation of GAAP to non GAAP measures is provided in this earnings release).

Including a loss from discontinued operations of $0.4 million, net loss for the second quarter of fiscal 2015 was $0.4 million, representing breakeven earnings per share. Including a loss from discontinued operations of $1.1 million, net loss for the second quarter of fiscal 2014 was $5.5 million, or $0.07 per share. Loss from discontinued operations during the second quarter of both years reflects the operating results of the 2b business, which was shut down on July 5, 2014. For the second quarter of fiscal 2015, the loss in the discontinued operations is primarily related to additional lease termination costs based on landlord negotiations.

For the fiscal six months ended January 3, 2015:
Net sales for the first six months ended January 3, 2015, were $231.1 million, a decrease of 0.6% from $232.5 million for the first six months ended January 4, 2014. Comparable store sales for the first six months ended January 3, 2015 increased 4.7%.

Net loss from continuing operations for the fiscal six months ended January 3, 2015, was $9.0 million, or $0.11 per share, compared to net loss of $12.3 million, or $0.16 per share, in the same prior year period. Included in loss from continuing operations for the first six months of fiscal 2015 were $1.5 million of costs including severance expense, cyber breach related costs and store impairment and closure charges. Excluding the impact of these charges, net loss from continuing operations was $7.5 million or $0.10 per share, for the first six months of fiscal 2015 (a reconciliation of GAAP to non GAAP measures is provided in this earnings release).

Including loss from discontinued operations of $2.2 million, net loss for the first six months of fiscal 2015 was $11.2 million, or $0.14 per share. Including loss from discontinued operations of $2.4 million, net loss was $14.6 million, or $0.19 per share, for the first six months of fiscal 2014. Loss from discontinued operations for both years reflects the operating results of the 2b business, which was shut down on July 5, 2014. For the first six months of fiscal 2015, the loss in the discontinued operations was primarily related to additional lease termination costs based on landlord negotiations.

During the quarter ended January 3, 2015, the Company opened three bebe stores and one outlet store.

Balance sheet summary:

Cash and investments at January 3, 2015, were $100.7 million. The increase in cash and investments from the first quarter of fiscal 2015 was primarily due to the cash flow from operations coupled with the timing of working capital, including payments for inventory as well as lease settlement payments made for discontinued operations.

As of January 3, 2015, average finished goods inventory per square foot increased approximately 6.3% compared to the prior year.

Capital expenditures for the fiscal year to date were $9.3 million, and depreciation expense was $7.8 million from continuing operations.

Third quarter and fiscal 2015 guidance:

For the third quarter of fiscal 2015, the Company expects comparable store sales to be in the low to mid-single digit positive range. Gross margin is expected to be higher than the prior year due to the increased effort in margin optimization and fewer planned promotional activities. The Company expects net loss per share to be in the mid-teens range as the third quarter is historically the lowest volume quarter and therefore it expects to see deleveraging on fixed costs. The expected net loss per share range also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets, and thus a close to 0% effective tax rate.

Finished goods inventory per square foot as of the end of the third quarter of fiscal 2015 is anticipated to increase in the mid-teens range compared to the third quarter of fiscal 2014. The increase in inventory is primarily due to shift in floor set planning for the calendar year 2015 including Easter shift, which resulted in accelerated receipt timing, coupled with a cost per unit increase for made for outlet products.

Total capital expenditures for the year are anticipated to be approximately $18 million for new stores, remodels and information technology systems.

For the second half of fiscal year 2015, the Company plans to open three bebe stores, one outlet store, and to close up to six more bebe and outlet stores, which will result in an approximately 3% decrease in total store square footage as compared to the end of fiscal year 2014.

Webcast and Conference call information:

A live audio webcast of bebe stores, inc. second quarter and fiscal 2015 earnings release call will be available February 5, 2015 at https://event.webcasts.com/starthere.jsp?ei=1052163. The call begins at 1:30 P.M. (PT) / 4:30 P.M. (ET). The webcast will be hosted by Jim Wiggett, Chief Executive Officer, and Liyuan Woo, Chief Financial Officer.

The financial results and live webcast will be accessible through the Investor Relations section of the Company’s website at www.bebe.com.

To access the call through a conference line, dial 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 65125447. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About bebe stores, inc.:

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe, BEBE SPORT and bbsp brand names. bebe currently operates 170 bebe retail stores including the on-line store bebe.com, and 36 bebe outlet stores. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through its licensees in approximately 23 countries.

Contact:

bebe stores, inc.
Liyuan Woo, Chief Financial Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	January 3, 2015	January 4, 2014

Assets

Cash and equivalents	$75,214	$130,862
Available for sale securities	19,996	21,977
Inventories, net	30,108	31,877
Total current assets	142,346	206,483
Available for sale securities	5,455	11,124
Property and equipment, net	93,730	99,593
Total assets	246,067	322,807

Liabilities and Shareholders' Equity

Total current liabilities	$51,527	$46,216
Total liabilities	76,464	78,465
Total shareholders' equity	169,603	244,342
Total liabilities and shareholders' equity	246,067	322,807

bebe stores, inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended (number of weeks)				For the Six Months Ended (number of weeks)
	January 3,		January 4,		January 3,		January 4,
	2015 (13)%		2014 (13)%		2015 (13)%		2014 (13)%

Net sales	$128,914	100.0	$123,261	100.0	$231,070	100.0	$232,529	100.0
Cost of sales, including production and occupancy	81,007	62.8	81,261	65.9	150,393	65.1	150,907	64.9

Gross margin	47,907	37.2	42,000	34.1	80,677	34.9	81,623	35.1
Selling, general and administrative expenses	47,816	37.1	46,514	37.7	89,943	38.9	94,337	40.6

Operating loss	91	0.1	(4,514)	(3.7)	(9,266)	(4.0)	(12,714)	(5.5)
Interest and other income, net	28	—	86	0.1	435	0.2	244	0.1

Loss before income taxes	119	0.1	(4,428)	(3.6)	(8,831)	(3.8)	(12,470)	(5.4)
Income tax (benefit)/provision	139	0.1	(59)	—	175	0.1	(203)	(0.1)

Net income (loss)	(20)	—	(4,369)	(3.5)	(9,006)	(3.9)	(12,267)	(5.3)

Loss from discontinued operations, net of tax	(365)	(0.3)	(1,096)	(0.9)	(2,196)	(0.9)	(2,352)	(1.0)

Net loss	$(385)	(0.3)	$(5,465)	(4.4)	$(11,202)	(4.8)	$(14,619)	(6.3)

Basic loss per share amounts:
Loss from continuing operations	$—		$(0.06)		$(0.11)		$(0.16)
Loss from discontinued operations	—		(0.01)		(0.03)		(0.03)
Net Loss	$—		$(0.07)		$(0.14)		$(0.19)

Diluted loss per share amounts:
Loss from continuing operations	$—		$(0.06)		$(0.11)		$(0.16)
Loss from discontinued operations	—		(0.01)		(0.03)		(0.03)
Net Loss	$—		$(0.07)		$(0.14)		$(0.19)

Basic weighted average shares outstanding	79,617		79,119		79,598		79,087
Diluted weighted average shares outstanding	79,617		79,119		79,598		79,087

Number of stores open at beginning of period	207		217		207		224
Number of stores opened during period	4		—		6		1
Number of stores closed during period	—		3		2		11
Number of stores open at end of period	211		214		211		214

Number of stores expanded/relocated during period	2		—		4		—

Total square footage at end of period (000's)	828		852		828		852

bebe stores, inc.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Amounts in millions except per share data)

Included within this press release are references to non-GAAP financial measures ("non-GAAP" or "adjusted"), including operating (loss) income, net (loss) income and net (loss) income per diluted share excluding the effect of certain charges. These financial measures are not in compliance with U.S. generally accepted accounting principles ("GAAP") and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with its GAAP financial statements. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating performance, as well as assists with the comparison of past financial performance to the Company’s future financial results. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations and are not viewed as being superior to GAAP financial measures. For further information, see "Company Statement on Disclosure of Non-GAAP Financial Measures" within the Investor Relations section of the Company's corporate web site, www.bebe.com. The following is a reconciliation of the applicable GAAP financial measures to the non-GAAP financial measures (in millions, except for net (loss) income per diluted share):

	For the Three Months Ended January 3, 2015			For the Three Months Ended January 4, 2014
	Operating	Net	Net Income (Loss)	Operating	Net	Net Income (Loss)
	Income (Loss)	Income (Loss)	Per Share	Loss	Loss	Per Share
	from continuing	from continuing	from continuing	from continuing	from continuing	from continuing

GAAP financial measure	$0.1	$—	$—	$(4.5)	$(4.4)	$(0.05)

Charges, net of income tax where applicable

Store impairment and closure related costs	0.4	0.4	—	(0.5)	(0.5)	—
Costs related to severance, recruiting and retention	0.5	0.5	0.01	0.2	0.2	—
Costs related to security breach	0.5	0.5	0.01	—	—	—
Settlement and consulting related expense, net	—	—	—	(0.5)	(0.5)	(0.01)
	1.4	1.4	0.02	(0.8)	(0.8)	(0.01)

Non-GAAP financial measure	$1.5	$1.4	$0.02	$(5.3)	$(5.1)	$(0.06)

	For the Six Months Ended January 3, 2015			For the Six Months Ended January 4, 2014
	Operating	Net	Net Income (Loss)	Operating	Net	Net Income (Loss)
	Income (Loss)	Income (Loss)	Per Share	Income (Loss)	Income (Loss)	Per Share
	from continuing	from continuing	from continuing	from continuing	from continuing	from continuing

GAAP financial measure	$(9.3)	$(9.0)	$(0.11)	$(12.7)	$(12.3)	$(0.16)

Charges, net of income tax where applicable

Store impairment and closure related costs	0.5	0.5	—	(0.3)	(0.3)	—
Costs related to severance, recruiting and retention	0.5	0.5	—	0.1	0.1	—
Costs related to security breach	0.5	0.5	0.01	—	—	—
Settlement and consulting related expense, net	—	—	—	(0.5)	(0.5)	(0.01)
	1.5	1.5	0.01	(0.7)	(0.7)	(0.01)

Non-GAAP financial measure	$(7.8)	$(7.5)	$(0.10)	$(13.4)	$(13.0)	$(0.17)